Sound Financial Bancorp, Inc. Announces 2019 Fourth Quarter and Year End Financial Results

Seattle, Wash., January 28, 2020 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $6.7 million for the year ended December 31, 2019, or diluted earnings per share of $2.58, as compared to net income of $7.0 million for the year ended December 31, 2018, or diluted earnings per share of $2.74. Net income for the fourth quarter of 2019 was $1.9 million, or $0.72 diluted earnings per share, as compared to net income of $1.6 million, or $0.64 diluted earnings per share for the quarter ended December 31, 2018.

"Our financial performance year over year was consistent. We continued to achieve solid growth in our construction and land, commercial and multifamily, and consumer loan portfolios, including floating home loans," said Laurie Stewart, President and CEO of the Company and the Bank. "We also achieved significant deposit growth during the year and stabilized our cost of funds. This had a positive impact on our loan to deposit ratio," concluded Ms. Stewart.

Full Year 2019 Performance Highlights:

•Loans held-for-portfolio totaled $619.9 million at December 31, 2019, compared to $619.5 million at December 31, 2018; Growth in commercial and multifamily real estate loans and construction and land loans totaling $19.1 million or 6.0% and in consumer loans totaling $5.1 million or 7.6% was offset by a $24.2 million or 12.3% decline in one- to four-family and home equity loans, which included the sale of $16.2 million of residential loan during the first quarter of 2019.
•Total deposits increased 11.4% to $616.7 million at December 31, 2019, from $553.6 million at December 31, 2018, including $8.0 million brokered deposits.
•Total borrowings decreased $76.5 million, or 91.1%, to $7.5 million at December 31, 2019, from $84.0 million at December 31, 2018.
•Net interest income decreased 3.5% to $26.5 million for the year ended December 31, 2019, from $27.4 million for the year ended December 31, 2018.
•Net interest margin ("NIM") decreased to 3.98% for the year ended December 31, 2019, compared to 4.22% for the year ended December 31, 2018.
•Allowance for loan losses to total loans remained relatively unchanged at 0.91% at December 31, 2019, compared to 0.93% at December 31, 2018, while the allowance to loans losses to total nonperforming loans declined to 118.7% at December 31, 2019 compared to 216.5% at December 31, 2018.
•Recapture from the allowance for loan losses was $125,000 for the year ended December 31, 2019, compared to a provision for loan losses of $525,000 for the year ended December 31, 2018.
•Return on average assets and return on average equity decreased to 0.95% and 8.90%, respectively, for the year ended December 31, 2019, compared to 1.03% and 10.24%, respectively, for the year ended December 31, 2018.

Fourth Quarter 2019 Performance Highlights:

•Loans held-for-portfolio increased 1.1% to $619.9 million at December 31, 2019, from $612.9 million at September 30, 2019 and increased 0.1% from $619.5 million at December 31, 2018.
•Total deposits increased 1.2% to $616.7 million at December 31, 2019, from $609.6 million at September 30, 2019 and increased 11.4% from $553.6 million at December 31, 2018.

•Total borrowings decreased $5.0 million, or 39.8% to $7.5 million at December 31, 2019, from $12.5 million at September 30, 2019, and decreased $76.5 million, or 91.1% from $84.0 million at December 31, 2018.
•Total assets increased $4.6 million, or 0.6% to $719.9 million at December 31, 2019, from $715.3 million at September 30, 2019, and increased $3.1 million or, 0.4% from $716.7 million at December 31, 2018.
•Net interest income increased 1.3% to $6.6 million for the quarter ended December 31, 2019, from $6.5 million for the quarter ended September 30, 2019 and decreased 9.0%, from $7.2 million for the quarter ended December 31, 2018.
•Annualized NIM was 3.82% for the quarter ended December 31, 2019, compared to 3.95% for the quarter ended September 30, 2019 and 4.19% for the quarter ended December 31, 2018.
•Return on average assets (annualized) was 1.02% for the quarter ended December 31, 2019, compared to 0.88% and 0.91% for the quarters ended September 30, 2019 and December 31, 2018, respectively.
•Return on average equity (annualized) was 9.58% for the quarter ended December 31, 2019, compared to 8.11% and 9.14% for the quarters ended September 30, 2019 and December 31, 2018, respectively.
•Provision for loan losses was $25,000 for the quarter ended December 31, 2019, compared to a provision for loan losses of $250,000 for the quarter ended September 30, 2019 and a provision for loan losses of $25,000 for the quarter ended December 31, 2018.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at December 31, 2019.

Operating Results

Net interest income decreased $971,000, or 3.5%, to $26.5 million during the year ended December 31, 2019, compared to $27.4 million during the year ended December 31, 2018. The decrease was primarily a result of an increase in net interest expense due to higher rates paid on deposits and higher average deposit balances, partially offset by increased interest income on loans and investments and decreased interest expense paid on borrowings.

Interest income increased $1.3 million, or 3.9%, to $34.1 million for the year ended December 31, 2019, compared to $32.8 million for the year ended December 31, 2018. Interest income on loans increased $1.1 million, or 3.5%, to $32.6 million for the year ended December 31, 2019, compared to $31.5 million for the year ended December 31, 2018, due to higher average loan balances and yields. The average loans held-for-portfolio balance was $599.2 million for the year ended December 31, 2019, compared to $588.4 million for the year ended December 31, 2018. The average yield on loans held-for-portfolio was 5.43% for the year ended December 31, 2019, compared to 5.35% for the year ended December 31, 2018. Interest income on the investment portfolio increased $205,000, or 15.9%, to $1.5 million during the year ended December 31, 2019, compared to $1.3 million during the year ended December 31, 2018, due to higher average investment balance and yields in 2019.

Interest expense increased $2.2 million, or 42.0%, to $7.6 million during the year ended December 31, 2019, compared to $5.4 million during the year ended December 31, 2018, as a result of both a higher weighted-average cost and balance of deposits, partially offset by a decrease in the average balance of Federal Home Loan Bank ("FHLB") borrowings. Interest expense on deposits increased $3.0 million, or 78.8%, to $6.9 million for the year ended December 31, 2019, compared to the prior year, driven by an increase of $47.4 million, or 10.6%, in the average balance of interest-bearing deposits to $493.6 million, and a 45 basis point increase in the weighted average rate paid on interest-bearing deposits to 1.16% for the year ended December 31, 2019, from 0.71% for the year ended December 31, 2018. Interest expense on FHLB borrowings decreased $769,000, or 50.6%, to $752,000 for the year ended December 31, 2019, compared to the prior year, due to a $45.5 million, or 65.1% decrease in the average balance of FHLB borrowings to $24.4 million, from $69.9 million for the year ended December 31, 2018.

Net interest margin decreased to 3.98% for the year ended December 31, 2019, compared to 4.22% for the year ended December 31, 2018. The decrease was primarily due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities.

We recorded a recapture from the allowance for loan losses of $125,000 for the year ended December 31, 2019, compared to a provision for loan losses of $525,000 for the year ended December 31, 2018. The recapture in the current year was due to changes in the composition of our loan portfolio during the year.

Noninterest income decreased $132,000, or 2.8%, to $4.5 million for the year ended December 31, 2019, compared to
$4.7 million for the year ended December 31, 2018. The decrease was primarily due to a $247,000 decrease in the mark-to-market adjustment on fair value of mortgage servicing rights during the year combined with one-time proceeds of $490,000 recognized in other noninterest income from the sale of Visa B Shares during the year ended December 31, 2018. The decrease was partially offset by a $539,000 increase in the net gain on sale of loans.

Noninterest expense remained relatively flat, decreasing $38,000, or 0.2%, to $22.8 million for the year ended December 31, 2019, from the year ended December 31, 2018. Salaries and benefits decreased $373,000 due to lower commissions on loan originations paid during the year and, regulatory assessments decreased $153,000 as a result of a small bank credit awarded by the Federal Deposit Insurance Corporation("FDIC"). The decreases were partially offset by a $433,000 increase in operations expense and $185,000 increase in data processing expense. Operations expense increased due to increases in marketing and adverting expense of $133,000, wire fraud expense of $114,000, travel and conference expense of $88,000, charitable contribution of $81,000 and consulting expense of $37,000.

The efficiency ratio for the year ended December 31, 2019 was 73.52%, compared to 71.12% for the year ended December 31, 2018. The increase in the efficiency ratio compared to the prior year was primarily due to higher interest expense on deposits.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at December 31, 2019 were $719.9 million, compared to $716.7 million at December 31, 2018. The increase from a year ago was primarily a result of the capitalization of right of use assets of $7.6 million, combined with a higher balance in available for sale securities, which increased $4.3 million, partially offset by decreases in cash and cash equivalents and FHLB stock. FHLB stock decreased $3.0 million to $1.2 million at December 31, 2019, from $4.1 million at December 31, 2018, as a result of reduced borrowing needs due to deposit growth. The adoption of accounting guidance for leases (“ASU 2016-02”) in 2019 required the Company to recognize right of use lease assets and corresponding lease liabilities on the balance sheet.

Cash and cash equivalents decreased $6.0 million, or 9.8%, to $55.8 million at December 31, 2019, compared to $61.8 million at December 31, 2018. The decrease in total cash and cash equivalents, combined with our deposit growth was primarily utilized to fund loan originations, purchases of investment securities and reduce FHLB borrowings during the year.

Investment securities available-for-sale (AFS) totaled $9.3 million at December 31, 2019, compared to $5.0 million at December 31, 2018.

Loans held-for-portfolio increased slightly to $619.9 million at December 31, 2019, compared to $619.5 million at December 31, 2018, with increases in the construction and land, commercial and multifamily and consumer loan portfolios being offset by decreases in the one-to-four family and home equity loan portfolios. The construction and land portfolio increased $10.5 million, or 16.1%, to $75.8 million, the commercial and multifamily real estate loan portfolio increased $8.6 million, or 3.4%, to $261.2 million, and the consumer loan portfolio increased $5.1 million, or 7.6%, to $72.7 million, with the largest increase in consumer loans coming from floating homes loans, which increased $3.0 million, or 7.3%, to $43.8 million. These increases were offset by decreases in the one-to-four family loan portfolio, which decreased $20.4 million, or 12.0%, to $149.4 million as a result of the sale of $16.2 million of residential loans during the first quarter of 2019, and the home equity loan portfolio, which decreased $3.8 million, or 13.8%, to $23.8 million. At December 31, 2019, commercial and multifamily real estate loans accounted for approximately 42.0% of total loans and one-to-four family loans, including home equity loans accounted for approximately 27.9% of total loans and consumer loans, consisting of manufactured homes, floating homes, and other consumer loans accounted for approximately 11.7% of total loans. Construction and land loans accounted for approximately 12.2% of total loans and commercial business loans accounted for approximately 6.3% of total loans at December 31, 2019.

Deposits increased $63.1 million, or 11.4%, to $616.7 million at December 31, 2019, compared to $553.6 million at December 31, 2018. The increase in deposits was due primarily to increases in certificates of deposit, savings and money market deposits, partially offset by a $3.1 million, or 1.9% decrease in interest bearing demand deposits. The certificates of deposits increased $59.6 million, or 31.1%, to $251.4 million, savings increased $3.8 million, or 7.1%, to $57.9 million, and money market deposits increased $3.6 million, or 7.8%, to $50.3 million at December 31, 2019, as a result of our effort to grow deposits, Deposit growth allowed us to reduce our reliance on higher cost FHLB borrowings during the year. FHLB borrowings decreased to $7.5 million at December 31, 2019, compared to and $84.0 million at December 31, 2018 as we utilized our increase in deposits for funding needs.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased $2.1 million, or 64.3%, to $5.3 million at December 31, 2019, from $3.2 million at December 31, 2018. NPAs to total assets were 0.74% at December 31, 2019, compared to 0.45% at December 31, 2018.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	December 31, 2019		December 31, 2018
	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$2,090	39.3%	$1,120	34.5%
Home equity loans	356	6.7	359	11.1
Commercial and multifamily	363	6.8	534	16.5
Construction and land	1,177	22.1	123	3.8
Manufactured homes	226	4.2	214	6.6
Floating homes	290	5.4	—	—
Commercial business	250	4.7	317	9.8
Total nonperforming loans	4,752	89.2	2,667	82.3
OREO and Other Repossessed Assets:
Commercial and multifamily	575	10.8	575	17.7
Total OREO and repossessed assets	575	10.8	575	17.7
Total nonperforming assets	$5,327	100%	$3,242	100%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	Year Ended:
	December 31, 2019	December 31, 2018
Allowance for Loan Losses
Balance at beginning of period	$5,774	$5,241
(Recapture) provision for loan losses during the period	(125)	525
Net (charge-offs) recoveries during the period	(9)	8
Balance at end of period	$5,640	$5,774
Allowance for loan losses to total loans	0.91%	0.93%
Allowance for loan losses to total nonperforming loans	118.69%	216.48%

The decrease in the allowance for loan losses at December 31, 2019, compared to a year ago was primarily due to a recapture from the allowance for loan losses of $125,000 during the year ended December 31, 2019. The recapture in the current year was due to changes in the composition of our loan portfolio during the year.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.02%	0.88%	0.91%	15.9%	12.1%
Annualized return on average equity	9.58	8.11	9.14	18.1	4.8
Annualized net interest margin	3.82	3.95	4.19	(3.3)	(8.8)
Annualized efficiency ratio	70.82%	71.57%	75.43%	(1.0)%	(6.1)%

	For the Year Ended
	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Return on average assets	0.95%	1.03%	(7.8)%
Return on average equity	8.90	10.24	(13.1)
Net interest margin	3.98	4.22	(5.7)
Efficiency ratio	73.52%	71.12%	3.4%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.74	$0.61	$0.66	21.3%	12.1%
Diluted earnings per share	$0.72	$0.60	$0.64	20.0	12.5
Weighted-average basic shares outstanding	2,533	2,526	2,506	0.3	1.1
Weighted-average diluted shares outstanding	2,590	2,578	2,566	0.5	0.9
Common shares outstanding at period-end	2,567	2,568	2,544	—	0.9
Book value per share	$30.27	$29.60	$28.15	2.3%	7.5%

	Year Ended
	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Basic earnings per share	$2.64	$2.82	(6.3)%
Diluted earnings per share	$2.58	$2.74	(5.8)
Weighted-average basic shares outstanding	2,527	2,498	1.2
Weighted-average diluted shares outstanding	2,583	2,567	0.6
Common shares outstanding at period-end	2,567	2,544	0.9
Book value per share	$30.27	$28.15	7.5%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,623	$8,441	$8,948	2.2%	(3.6)%
Interest expense	2,025	1,930	1,701	4.9	19.0
Net interest income	6,598	6,511	7,247	1.3	(9.0)
Provision for loan losses	25	250	25	90.0	—
Net interest income after provision for loan losses	6,573	6,261	7,222	5.0	(9.0)
Noninterest income:
Service charges and fee income	517	512	450	1.0	14.9
Earnings on cash surrender value of bank-owned life insurance	113	81	11	39.5	927.3
Mortgage servicing income	246	259	247	(5.0)	(0.4)
Fair value adjustment on mortgage servicing rights	(184)	(90)	(132)	(104.4)	(39.4)
Net gain on sale of loans	673	440	284	53.0	137.0
Total noninterest income	1,365	1,202	860	13.6	58.7
Noninterest expense:
Salaries and benefits	3,034	3,075	3,252	(1.3)	(6.7)
Operations	1,423	1,397	1,680	1.9	(15.3)
Regulatory assessments	101	(49)	104	(306.1)	(2.9)
Occupancy	500	509	503	(1.8)	(0.6)
Data processing	557	587	552	(5.1)	0.9
Net loss and expenses on OREO and repossessed assets	24	1	24	nm	—
Total noninterest expense	5,639	5,520	6,115	2.2	(7.8)
Income before provision for income taxes	2,299	1,943	1,967	18.3	16.9
Provision for income taxes	429	395	325	8.6	32.0
Net income	$1,870	$1,548	$1,642	20.8%	13.9%
nm = not meaningful

	Year Ended
	December 31, 2019	December 31, 2018	Year over Year % Change
Interest income	$34,074	$32,788	3.9%
Interest expense	7,617	5,360	42.0
Net interest income	26,457	27,428	(3.5)
(Recapture) provision for loan losses	(125)	525	(123.8)
Net interest income after (recapture) provision for loan losses	26,582	26,903	(1.2)
Noninterest income:
Service charges and fee income	1,954	1,876	4.2
Earnings on cash surrender value of bank-owned life insurance	381	320	19.1
Mortgage servicing income	1,002	1,075	(6.8)
Fair value adjustment on mortgage servicing rights	(760)	(513)	(48.1)
Net gain on sale of loans	1,956	1,417	38.0
Other income	—	490	nm
Total noninterest income	4,533	4,665	(2.8)
Noninterest expense:
Salaries and benefits	12,402	12,775	(2.9)
Operations	5,905	5,472	7.9
Regulatory assessments	279	432	(35.4)
Occupancy	2,060	2,139	(3.7)
Data processing	2,104	1,919	9.6
Net loss and expenses on OREO and repossessed assets	35	86	(59.3)
Total noninterest expense	22,785	22,823	(0.2)
Income before provision for income taxes	8,330	8,745	(4.7)
Provision for income taxes	1,651	1,706	(3.2)
Net income	$6,679	$7,039	(5.1)%

nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
ASSETS
Cash and cash equivalents	$55,770	$61,810	(9.8)%
Available-for-sale securities, at fair value	9,306	4,957	87.7
Loans held-for-sale	1,063	1,172	(9.3)
Loans held-for-portfolio	619,887	619,543	0.1
Allowance for loan losses	(5,640)	(5,774)	(2.3)
Total loans held-for-portfolio, net	614,247	613,769	0.1
Accrued interest receivable	2,206	2,287	(3.5)
Bank-owned life insurance, net	14,183	13,365	6.1
Other real estate owned ("OREO") and other repossessed assets, net	575	575	—
Mortgage servicing rights, at fair value	3,239	3,414	(5.1)
Federal Home Loan Bank ("FHLB") stock, at cost	1,160	4,134	(71.9)
Premises and equipment, net	6,767	7,044	(3.9)
Right-of-use assets	7,641	—	nm
Other assets	3,696	4,208	(12.2)
TOTAL ASSETS	$719,853	$716,735	0.4
LIABILITIES
Interest-bearing deposits	$521,434	$457,535	14.0
Noninterest-bearing deposits	95,284	96,066	(0.8)
Total deposits	616,718	553,601	11.4
Borrowings	7,500	84,000	(91.1)
Accrued interest payable	226	137	65.0
Lease liabilities	8,010	—	nm
Other liabilities	8,368	6,681	25.3
Advance payments from borrowers for taxes and insurance	1,305	689	89.4
TOTAL LIABILITIES	642,127	645,108	(0.5)
STOCKHOLDERS' EQUITY:
Common stock	25	25	—
Additional paid-in capital	26,343	25,663	2.6
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(227)	(340)	(33.2)
Retained earnings	51,410	46,165	11.4
Accumulated other comprehensive income, net of tax	175	114	53.5
TOTAL STOCKHOLDERS' EQUITY	77,726	71,627	8.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$719,853	$716,735	0.4%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Real estate loans:
One-to-four family	$149,393	$169,830	(12.0)%
Home equity	23,845	27,655	(13.8)
Commercial and multifamily	261,216	252,644	3.4
Construction and land	75,756	65,259	16.1
Total real estate loans	510,210	515,388	(1.0)
Consumer Loans:
Manufactured homes	20,613	20,145	2.3
Floating homes	43,799	40,806	7.3
Other consumer	8,302	6,628	25.3
Total consumer loans	72,714	67,579	7.6
Commercial business loans	38,931	38,804	0.3
Total loans	621,855	621,771	—
Less:
Deferred fees, net	(1,968)	(2,228)	(11.7)
Allowance for loan losses	(5,640)	(5,774)	(2.3)
Total loans held for portfolio, net	$614,247	$613,769	0.1%

DEPOSITS
(Dollars in thousands, unaudited)

	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Noninterest-bearing	$95,284	$96,066	(0.8)%
Interest-bearing	161,774	164,919	(1.9)
Savings	57,936	54,102	7.1
Money market	50,337	46,689	7.8
Certificates	251,387	191,825	31.1
Total deposits	$616,718	$553,601	11.4%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Year Ended:
	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Nonaccrual loans	$4,164	$2,541	63.9%
Nonperforming TDRs	588	126	366.7
Total nonperforming loans	4,752	2,667	78.2
OREO and other repossessed assets	575	575	—
Total nonperforming assets	$5,327	$3,242	64.3
Net (charge-offs) recoveries during the year	(9)	8	(212.5)
(Recapture) provision for loan losses during the year	(125)	525	(123.8)
Allowance for loan losses	5,640	5,774	(2.3)
Allowance for loan losses to total loans	0.91%	0.93%	(2.2)
Allowance for loan losses to total nonperforming loans	118.69%	216.48%	(45.2)
Nonperforming loans to total loans	0.77%	0.43%	79.1
Nonperforming assets to total assets	0.74%	0.45%	64.4%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Year Ended:
	Dec. 31, 2019	Dec. 31, 2018	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	100.69%	112.12%	(10.2)%
Noninterest-bearing deposits to total deposits	15.45%	17.35%	(11.0)%
Sound Financial Bancorp, Inc.:
Average total assets for the year	$725,693	$718,227	1.0%
Average total equity for the year	$77,427	$71,287	8.6%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305